CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Post-Effective Amendment No. 47 to the Registration Statement (Form N-1A No. 333-62270) under the Securities Act of 1933 and related Prospectus and Statement of Additional Information of the Henderson Global Funds (comprising the Henderson Worldwide Income Fund, Henderson Money Market Fund and Henderson International All Cap Equity Fund) and to the incorporation by reference therein of our reports dated February 28, 2011 with respect to the financial statements of the Henderson Global Funds included in its Annual Reports for the periods ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
April 27, 2011